                                                                    EXHIBIT 99.1

[LOGO OF ONVIA.com]

Media Contact:  Gretchen Sorensen       Analyst/Investor Contact:  Mike Jacobsen
                Onvia.com                                          Onvia.com
                (206) 373-9082                                     (206) 373-9173
                gsorensen@onvia.com                                mjacobsen@onvia.com
                -------------------                                -------------------

                            ONVIA AGREES TO ACQUIRE
                      SMALL BUSINESS WEB HOSTING COMPANY

      Merger with Zanova Inc. Expands Service Offering, Deepens Customer
                   Relationships, Diversifies Revenue Stream

     SEATTLE - June 12, 2000 - Onvia.com, Inc. (NASDAQ: ONVI), the leading business-to-business exchange connecting small businesses, today announced that it has reached a definitive agreement to acquire Zanova Inc. for approximately
2.54 million shares of Onvia common stock. Based on the Friday, June 9, 2000 closing price of $8.44 per share, the consideration for the transaction is approximately $21 million.

     Zanova offers a suite of Web-based applications that allow small businesses to build professional commerce-enabled Websites. The combination will allow Onvia to provide small businesses with powerful tools to create customized eBusinesses. More significantly, it will give small businesses immediate access to Onvia's liquid marketplaces.

     "The merger with Zanova is consistent with our strategy to create long-term shareholder value by broadening our offerings and bringing subscription-based, high-margin revenue streams to the Onvia business model," said Glenn Ballman, CEO and founder of Onvia. "This combination will allow us to offer a compelling new set of services to our customers and give hosted customers instant access to more than 450,000 small businesses.

     "Creating, hosting and linking customer Web sites to our marketplaces will deepen our customer relationships and is a major step toward making Onvia the only place small businesses need to go to transact business on the Web," said Ballman.

Onvia & Zanova, page 2

     Upon full integration, Onvia will seamlessly link its Request for Quote and Business Auctions exchanges to small business customers' Web sites. One of the ways the company plans to introduce the integrated offering is through its premier alliances with small business associations, chambers of commerce and strategic business partners.

     "Recently, we conducted a study that tells us that small business spending on online transactions and purchases is on a major upswing," said Andy Bose, chief executive officer of Access Markets International (AMI) Partners, Inc., an authority on the small business market. "However, the study also revealed that small businesses are skeptical when it comes to launching eCommerce sites and selling online because they perceive that they won't find customers for their products and services."

     "We're addressing one of the largest challenges small businesses face in executing an effective eCommerce strategy - finding customers," said Kristen Hamilton, Onvia's chief strategy officer. "Currently, many small businesses put up a Web site and hope for the best. In contrast, Onvia's hosted small businesses will be able to immediately access a large number of customers and conduct eCommerce through an easy to use Web-based application, all without leaving their own site."

     Unlike other Web hosting businesses that aggregate large numbers of sites for free, the Zanova solution, differentiated by its instant access to the Onvia marketplace, is a fee-based subscription model that drives monthly recurring revenues. Onvia said it expects the merger to be immediately accretive to earnings and to enhance gross margins.

     "We are excited about joining forces with Onvia as this merger provides just the solution small business owners have been looking for," said Chris Spinella, chairman and co-founder of Zanova. "We have focused on leveling the playing field for small business owners, giving them the tools and support necessary to find success on the Internet."

Onvia & Zanova, page 3

     With a connection to the Onvia marketplaces, Zanova customers will have instant access to a much larger customer base and new ways of transacting business. "Onvia's customer base, strong cash reserves and marketing channels, coupled with Zanova's superior suite of Web-based applications, will create greater shareholder value for the combined company," Spinella added.

     The boards of directors of both companies have unanimously approved the merger. The companies expect to complete the transaction, which is structured as a merger and is being accounted for as a purchase, by early July. The completion of the transaction is subject to customary closing conditions.

Live Conference Call Webcast

     Onvia will Webcast its conference call discussing the Zanova merger today at 1:30 p.m. PDT (4:30 p.m. EDT).

     To register for the Webcast, visit the "Investor Relations" section at www.corporate.onvia.com and click on the microphone icon. For those unable to participate during the live Webcast, the call will be archived on the Web site for future reference.

About Onvia.com

Onvia.com, headquartered in Seattle, is the leading business-to-business exchange connecting small business buyers and sellers. The Onvia exchange is designed to help small businesses succeed by providing a single online destination where entrepreneurs can buy, sell and bid on services and products, exchange valuable news, product and service information and access productivity tools.

About Zanova Inc.

Headquartered in Scottsdale, AZ, Zanova Inc. simplifies the creation of custom e-business solutions by delivering leading edge applications and best in class services to small businesses. Zanova offers a suite of Web-based applications that allow businesses to build professional commerce-enabled Websites.

To the extent this news release contains forward-looking statements, such statements are subject to risks and uncertainties, which could cause the company's actual results to differ materially from anticipated results. These risks and uncertainties include, but are not limited to, those associated with the company's limited operating history, the increasingly competitive nature of the company's business, the ability of the company to continue to develop its brand and other risk factors disclosed in the company's filings with the Securities and Exchange Commission.